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                                                                    EXHIBIT 12.1

                               SLEEPMASTER L.L.C.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                             For the Year Ended December 31,
                                       -------------------------------------------
                                         1995     1996     1997     1998     1999
                                       -------   ------   ------   ------   ------
Earnings
 Income before income taxes..........  $3,214    $4,697   $4,770   $ 7,168   $ 8,238
 Add. Fixed charges..................   2,564     2,865    4,923     7,503    13,089
                                       ------    ------   ------   -------   -------
  TOTAL EARNINGS.....................  $5,778    $7,562   $9,693   $14,671   $21,327
                                       ------    ------   ------   -------   -------

Fixed Charges:
 Interest, net (includes amortization
  of deferred debt issuance costs)...  $2,304    $2,578   $4,663   $ 7,096   $12,536
 Interest income.....................                27                           --
 Interest portion of rent expense....     260       260      260       407       553
                                       ------    ------   ------   -------   -------
TOTAL FIXED CHARGES..................  $2,564    $2,865   $4,923   $ 7,503   $13,089
                                       ======    ======   ======   =======   =======
Ratio of Earnings to Fixed Charges...    2.25x     2.64x    1.97x     1.96x     1.63x
                                       ======    ======   ======   =======   =======
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